Atlassian Co-CEOs Adopt New 10b5-1 Trading Plans
TEAM, Anywhere/SAN FRANCISCO (May 26, 2023) — Atlassian Corporation (NASDAQ: TEAM), a leading provider of team collaboration and productivity software, today announced that Scott Farquhar and Mike Cannon-Brookes, co-CEOs, co-founders and directors of Atlassian, each adopted a new stock trading plan in February 2023 in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and the policies of Atlassian regarding stock transactions.
These pre-arranged trading plans were adopted in order to allow Mr. Farquhar and Mr. Cannon-Brookes to sell a portion of their Atlassian stock over time as part of their long-term strategies for individual asset diversification and liquidity. The percentage of shares that will be sold in these trading plans are consistent with the percentage of shares sold in previous trading plans adopted by Mr. Farquhar and Mr. Cannon-Brookes each year since Atlassian's December 2015 initial public offering. Using these new trading plans, Mr. Farquhar and Mr. Cannon-Brookes will spread their stock trades out over a period of a year from the time their current trading plans expire in June 2023 to reduce market impact on any given day. All sales of shares under Mr. Farquhar’s and Mr. Cannon-Brookes’ trading plans are subject to volume limitations, pursuant to Rule 144, which limits the amount of shares that can be sold in any three-month period.

In the aggregate, Mr. Farquhar and Mr. Cannon-Brookes currently hold approximately 105.12 million shares of Class B Common Stock and 383,560 shares of Class A Common Stock, which represent approximately 40.92% of Atlassian’s outstanding Class B and Class A Common Stock, taken together, and approximately 87.35% of the voting power. Under the terms of the new trading plans, Mr. Farquhar and Mr. Cannon-Brookes each intends to sell up to approximately 2.08 million shares of Class B Common Stock (with such shares converting into Class A Common Stock prior to sale). If Mr. Farquhar and Mr. Cannon-Brookes complete all the planned sales under their current and new trading plans, they would continue to collectively own approximately 101.25 million shares of Class B Common Stock, which would represent approximately 39.27% of Atlassian’s outstanding Class B and Class A Common Stock, taken together, and approximately 86.61% of the voting power (assuming no other issuances, repurchases, sales or conversions of Atlassian’s capital stock occur). Each share of Class B Common Stock is entitled to ten votes and each share of Class A Common Stock is entitled to one vote.
About Atlassian
Atlassian unleashes the potential of every team. Our agile & DevOps IT service management and work management software helps teams organize, discuss, and complete shared work. The majority of the Fortune 500 and over 250,000 companies of all sizes worldwide – including NASA, Kiva, Deutsche Bank and Salesforce – rely on our solutions to help their teams work better together and deliver quality results on time. Learn more about our products, including Jira Software, Confluence, Jira Service Management, Trello, Bitbucket, and Jira Align at https://atlassian.com.
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